EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                                   THREE MONTHS ENDED
                                                        MARCH 31,
                                               --------------------------
                                                  1998             1997
                                                  ----             ----
Weighted average common shares outstanding      1,261,241       1,261,241
Weighted average equivalent shares                     --              --
                                               ----------      ----------
Weighted average common and common stock        1,261,241       1,261,241
                                               ==========      ==========
 equivalent shares outstanding
Net income                                     $  336,819      $  330,367
                                               ==========      ==========
Earnings per share:
  Basic                                        $     0.27      $     0.26
                                               ==========      ==========
  Diluted                                      $     0.27      $     0.26
                                               ==========      ==========

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